EXHIBIT (a)(1)(i)

Offer to Purchase

Macronix International Co., Ltd.
(incorporated in Taiwan, the Republic of China)

Offer to Purchase for Cash
Any and All of its Outstanding
1% Convertible Bonds Due 2005

Macronix International Co., Ltd. is offering to purchase for cash, any and all of its outstanding 1% Convertible Bonds due 2005, at a repurchase price equal to 122% of the principal amount of the Bonds. The repurchase price will equal U.S.$1,220 per U.S.$1,000 principal amount of Bonds tendered. Macronix will also pay interest accrued and unpaid on the tendered Bonds to but excluding February 1, 2003 to holders of record on January 15, 2003, which will be paid on February 3, 2003 through the facilities of The Depository Trust Company.

Macronix is making the Offer in advance of the optional redemption date of the Bonds on February 1, 2003. The repurchase price of the Bonds pursuant to the Offer will be at a premium of U.S.$5.78 per U.S.$1,000 principal amount of the Bonds over the optional redemption price on February 1, 2003. In order to encourage holders of the Bonds to accept the Offer and tender their Bonds pursuant to the Offer, Macronix has, pursuant to a supplement to the Indenture dated December 20, 2002, extended the optional redemption exercise period for holders of the Bonds to deposit their Bonds with the Trustee until January 14, 2003. Macronix will also permit holders of the Bonds who have exercised the redemption option to withdraw any Bonds deposited with the Trustee until January 14, 2003.

On December 23, 2002, Macronix irrevocably deposited U.S.$88,318,825, which will be sufficient to repurchase all of the outstanding Bonds of approximately U.S.$72,097,000 at the repurchase price and to pay the accrued and unpaid interest on all the outstanding Bonds to but excluding February 1, 2003, in an escrow account with The Bank of New York.

If you wish to tender Bonds in this Offer, you should follow carefully the instructions described in the section entitled “Procedures for Tendering and Withdrawing Bonds”, including completing a Letter of Transmittal in accordance with the instructions.

The offer will commence at 9:00 a.m., New York time, on Tuesday, December 24, 2002 and will expire at 5:00 p.m., New York time, on Friday, January 24, 2003, unless extended. Tenders of Bonds may be withdrawn at any time prior to the expiration of this Offer.

The Offer is not subject to satisfaction of any conditions.

The CUSIP and ISIN numbers for the Bonds issued pursuant to Rule 144A under the Securities Act of 1933 are 556103AB5 and US556103AB53, respectively. The CINS, ISIN and Common Code numbers for the Bonds issued pursuant to Regulation S under the Securities Act of 1933 are Y5369AAC8, USY5369AAC81 and 010716705, respectively.

Any questions, requests for information or assistance or requests for copies of the Offer to Purchase materials may be directed to The Bank of New York at the address and telephone numbers provided on the last page of this Offer to Purchase. You may also contact Macronix by writing to it at the following address: Macronix International Co., Ltd., Attention: Charles Young, Deputy Department Manager of Investor Relations Office, 6th Floor, No.196, Sec. 2, Chien Kuo North Road, Taipei, Taiwan, the Republic of China, Telephone: (886-2) 2506-8128, or Credit Suisse First Boston (Hong Kong) Limited at the address and telephone number provided on the last page of this Offer to Purchase for information concerning the Offer.

This document and the accompanying Letter of Transmittal contain important information about this Offer. We urge you to read them in their entirety before any decision is made with regards to the Offer.

The Dealer Manager for this Offer is:

Credit Suisse First Boston

The date of this Offer to Purchase is December 24, 2002.

Macronix confirms that to the best of its knowledge and having made all reasonable inquiries the information contained in this Offer to Purchase is true and accurate in all material respects, and that to the best of the knowledge and belief of Macronix there are no other facts, the omission of which would, in the context of the Offer, make any statement in this Offer to Purchase misleading in any material respect.

This Offer to Purchase has not been reviewed by any federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

If you have recently sold or otherwise transferred your entire holding(s) of Bonds referred to below, you should immediately forward this Offer to Purchase to the purchaser or transferee, or to the broker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.

Copies of this Offer to Purchase and all other documents relating to the Offer will be available at the specified office of the Tender Agent in Luxembourg free of charge during the period of this Offer.

The Offer is not being made in the Republic of China. The distribution of this Offer to Purchase, the Letter of Transmittal and related materials into, and the conduct of the Offer in, the Republic of China is not permitted by law. Persons into whose possession this Offer to Purchase and the Letter of Transmittal come are required to inform themselves about and observe such restriction.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this Offer to Purchase and the accompanying Letter of Transmittal, but you should realize that it does not describe all of the details of the Offer. We urge you to read the entire Offer to Purchase and the accompanying Letter of Transmittal because they contain the full details of the Offer. Capitalized terms not defined in this summary term sheet have the meanings assigned to them elsewhere in this Offer to Purchase and the Indenture dated February 1, 2000.

INFORMATION ABOUT THIS OFFER

Who is offering to purchase your Bonds? (Page 10)

–	Macronix International Co., Ltd. is offering to purchase the Bonds.

What class and amount of securities is sought in this Offer? (Page 10)

–	We are offering to acquire any or all of our 1% Convertible Bonds due 2005 that are currently outstanding.

–
We have previously purchased approximately U.S.$78,825,000 aggregate principal amount of the Bonds in open market transactions. These Bonds have been returned to The Bank of New York as trustee for cancellation. On December 20, 2002, we also purchased an additional U.S.$8,000,000 principal amount of Bonds at the price of 121.85% of the principal amount, which represents approximately the mid-point of the bid and offered prices of the Bonds, plus accrued but unpaid interest, from KBC Financial Products UK Limited. After the settlement of this purchase, which is expected to take place on December 31, 2002, such Bonds will be returned to the Trustee for cancellation and the aggregate principal amount of the Bonds outstanding will be U.S.$72,097,000. Rule 13e-4 promulgated under the Exchange Act prohibits us and our affiliates from purchasing Bonds other than pursuant to this Offer, until at least 10 business days after the expiration or termination of this Offer.

Why are we making this Offer? (Page 12)

–	Macronix is making the Offer to acquire all of the outstanding Bonds in order to reduce its ongoing debt service obligations.

–	For a further discussion of the purpose of the Offer, see “The Offer—Purpose of the Offer.”

What price will you receive for your Bonds if you tender them to us? (Page 10)

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We are offering to repurchase your Bonds for cash at a repurchase price of 122% of the principal amount of the Bonds. You will receive U.S.$1,220 per U.S.$1,000 principal amount of the Bonds you tender, which represents a premium of U.S.$5.78 per U.S.$1,000 principal amount of the Bonds, over the optional redemption price.

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We will also pay interest accrued and unpaid on the tendered Bonds to but excluding February 1, 2003 to holders of record on January 15, 2003, which will be paid on February 3, 2003 through the facilities of The Depository Trust Company (“DTC”).

When does this Offer and the optional redemption exercise period expire? (Pages 10 and 22)

–	You have until 5:00 p.m., New York time, on Friday, January 24, 2003 to tender your Bonds in this Offer, unless the Offer is extended.

–	You may withdraw any Bonds deposited with the Trustee pursuant to the optional redemption until January 14, 2003.

Will the Offer be extended? (Page 10)

–
If the Offer is extended, we will inform The Bank of New York (which is the Tender Agent for the Offer) of that fact and will make a public announcement of the extension as promptly as practicable, but in any event not later than 9:00 a.m., New York time, on the next business day after the business day on which the Offer was previously scheduled to expire.

How do you tender your Bonds? (Page 14)

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To tender Bonds, you must deliver the Bonds to the Tender Agent at one of its addresses listed on the back cover of this Offer to Purchase by book-entry transfer through DTC, Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, Société anonyme (“Clearstream, Luxembourg”), as the case may be, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, in the case of book-entry transfer for Bonds held through DTC, an agent’s message). For more information on the tendering process, please see “Procedures for Tendering and Withdrawing Bonds—Tendering Bonds.”

–
If you hold your Bonds through DTC, and you are a participant in DTC, you will tender your Bonds through DTC’s Automated Tender Offer Program. DTC participants that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Tender Agent’s account at DTC. DTC will then send an agent’s message to the Tender Agent for its acceptance. If you hold your Bonds through a broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company or other nominee to tender your Bonds on your behalf.

–
All of the Bonds are held in global form through registered accounts in DTC. However, if you hold Bonds indirectly through Euroclear or Clearstream, Luxembourg, you may tender your Bonds indirectly through Euroclear or Clearstream, Luxembourg, in accordance with their requirements. If you are a participant in Euroclear and Clearstream, Luxembourg, you will tender your Bonds by submitting electronic instructions to Euroclear and Clearstream, Luxembourg with further instructions for Bonds to be tendered through DTC’s Automated Tender Offer Program. If you hold your Bonds through Euroclear and Clearstream, Luxembourg and you are not a participant in such clearing system, you will tender your Bonds by contacting your broker, dealer, bank, custodian, trust company or other nominee to arrange for their direct participant in Euroclear and Clearstream, Luxembourg to submit electronic instructions to Euroclear and Clearstream, Luxembourg with further instructions for Bonds to be tendered through DTC’s Automated Tender Offer Program.

Can you tender a portion of your Bonds? (Page 11)

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Yes, you may choose to tender a portion of your Bonds. If you choose to tender less than the full amount of your Bonds, you must tender a minimum of U.S.$1,000 principal amount of Bonds. Any amount greater than U.S.$1,000 that is tendered must be an integral multiple of U.S.$1,000.

When will you receive payment for your tendered Bonds? (Page 11)

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We will pay for the tendered Bonds in cash promptly, but in any event no later than two business days after this Offer expires. See “The Offer—Material Terms of the Transaction—Manner of Accepting Bonds For Payment” and “Procedures for Tendering and Withdrawing Bonds—Acceptance for Payment.”

How will we pay for your Bonds? (Page 12)

–
On December 20, 2002, funds in the amount of U.S.$88,318,825, which will be sufficient to repurchase all of the outstanding Bonds in the aggregate principal amount of approximately U.S.$72,097,000 (which excludes U.S.$8,000,000 principal amount of the Bonds purchased by us on December 20, 2002 and expected to be settled on December 31, 2002) at the repurchase price, have been irrevocably deposited with, and will be held by, The Bank of New York as Tender Agent on your behalf until the completion of the Offer. The Tender Agent will use these funds to settle the payment for the tendered Bonds on the Settlement Date and to pay accrued and unpaid interest through February 1, 2003 on the Bonds. See “The Offer—Source and Amount of Funds.”

Are there any conditions to the Offer? (Page 10)

–	No, our obligation to accept for payment, and to pay for, Bonds validly tendered pursuant to the Offer is not subject to satisfaction of any conditions. In particular, the Offer is not conditioned upon a minimum principal amount of Bonds being tendered in the Offer.

If you change your mind, can you withdraw your tendered Bonds? (Page 11)

–
You may withdraw your tendered Bonds at any time before 5:00 p.m., New York time, on January 24, 2003, or, if this Offer is extended, the time and date when the extended offer expires. In addition, if we have not accepted your Bonds for payment by February 21, 2003, you may withdraw your Bonds after such date. No consideration shall be payable in respect of Bonds so withdrawn. To withdraw your tendered Bonds, please follow the instructions under “Procedures for Tendering and Withdrawing Bonds—Withdrawal Rights.”

What happens to your Bonds if you do not tender them? (Page 11)

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Bonds not tendered and repurchased pursuant to the Offer will remain outstanding and will continue to accrue interest and have the benefits of the Indenture. However, as a result of the completion of the Offer, the aggregate principal amount of Bonds that remain outstanding may be substantially reduced. This may affect the liquidity and market price for the Bonds. See “The Offer—Material Terms of the Transaction—Bonds Not Tendered; Material Differences in the Rights of Bondholders.”

What are the U.S. federal income tax consequences to you if you tender your Bonds? (Page 28)

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If you are a U.S. holder, the receipt of cash in exchange for your Bonds in this Offer will generally be a taxable transaction to you for U.S. federal income tax purposes. Except with respect to accrued but unpaid interest, which will be taxable as such unless previously taken into account, you will generally recognize a capital gain or loss on the sale equal to the difference between (i) the amount of cash you receive for your Bonds and (ii) your adjusted tax basis in the Bonds. The capital gain or loss will be considered long-term if you held your Bonds for longer than 12 months and short-term if you held your Bonds for 12 months or less. For more information, please see “United States Federal Income Tax Consequences.”

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You should consult with your tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Who is the Dealer Manager? (Page 30)

–
Credit Suisse First Boston (Hong Kong) Limited is serving as Dealer Manager in connection with the Offer. Its address and telephone numbers are set forth on the back cover of this Offer to Purchase. See “Dealer Manager; Tender Agent; Fees and Expenses.” Do not tender your Bonds to the Dealer Manager.

Who is the Tender Agent? (Page 30)

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The Bank of New York is serving as Tender Agent in connection with the Offer. Its addresses and telephone numbers are set forth on the back cover of this Offer to Purchase. See “Dealer Manager; Tender Agent; Fees and Expenses.”

What is the market value of the Bonds, our common shares and our American Depositary Shares as of a recent date? (Page 25)

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The Bonds are listed on the Luxembourg Stock Exchange, and to our knowledge, the Bonds are traded in transactions arranged through market makers. You are urged to contact your broker with respect to the current market prices, if any, for the Bonds.

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Our common shares are listed on the Taiwan Stock Exchange and our American Depositary Shares, or ADSs, are quoted for trading on The Nasdaq Stock Market’s National Market. On December 20, 2002, the latest practicable date before we commenced the Offer, the last sales price of the common shares reported on the Taiwan Stock Exchange was NT$11.40 per common share and the last sales price of the ADSs reported on the Nasdaq National Market was U.S.$3.16 per ADS. The conversion price for converting Bonds into common shares was approximately NT$41.3505 per common share on December 20, 2002. We advise you obtain a recent quotation for the Bonds, common shares and ADSs in deciding whether to tender your Bonds. See “Information About Macronix—Market Price Information.”

Where can you get more information about this Offer? (Back Cover Page)

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If you have questions regarding the procedures for tendering your Bonds or require assistance in tendering your Bonds, please contact The Bank of New York, the Tender Agent for this Offer, at one of the addresses or telephone numbers listed on the back cover of this Offer to Purchase. You may also write to us at the following address: Macronix International Co., Ltd., Attn: Charles Young, Deputy Department Manager of Investor Relations Office, 6th Floor, No. 196, Sec. 2, Chien Kuo North Road, Taipei, Taiwan, the Republic of China, Telephone: (886-2) 2506-8128, or the Dealer Manager by writing to the Dealer Manager at the following address: Credit Suisse First Boston (Hong Kong) Limited, Attn: Julian Hall, 21st Floor, Two Exchange Square, 8 Connaught Place, Hong Kong, Telephone: (852) 2101-6939.

INFORMATION ABOUT THE BONDS

What are the interest payment provisions of the Bonds? (Page 19)

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Interest on outstanding Bonds is paid on February 1 and August 1 of each year. The August 1, 2002 interest payment to holders of record as of July 15, 2002 has been made. Unless there is a default in payment of the repurchase price, interest on any Bonds purchased by us pursuant to this Offer will cease to accrue from and after February 1, 2003 (or, if the expiration date of this Offer is after February 1, 2003, from and after such later expiration date).

What is the conversion rate of the Bonds? (Page 19)

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The Bonds are convertible into Macronix common shares, par value NT$10.00 per share. As of December 20, 2002, the conversion price of the Bonds is NT$41.3505 per share. The right to convert your Bonds expires at the close of business on January 31, 2005, unless we have previously redeemed or repurchased the Bonds.

What are your rights to require us to redeem or repurchase the Bonds? (Page 22)

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On February 1, 2003, you may require us to redeem the Bonds, at your option, in whole or in part, at 121.422% of the principal amount of the Bonds, together with interest accrued but unpaid to the date of redemption. The Indenture requires you to give notice of your exercise of the redemption option not more than 60 and not less than 30 days before the redemption date. This exercise period was due to expire on January 2, 2003. In this connection, pursuant to the First Supplemental Indenture, we have extended the exercise period for you to provide us with a redemption notice and deposit your Bonds with the Trustee until January 14, 2003. We will also permit you to withdraw any Bonds deposited pursuant thereto until January 14, 2003.

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If we experience a “change of control” event (as defined in the Indenture), we are required to make an offer to repurchase all outstanding Bonds at a repurchase price equal to 100% of the principal amount of the Bonds, together with interest accrued but unpaid up to the repurchase date and a premium (the “Repurchase Premium”) equal to an amount which will result in an annual yield to redemption to a Bondholder, after taking into account interest paid and accrued, of 7.50% per annum computed on a semi-annual internal rate of return bond equivalent basis from and including February 1, 2000, but excluding the repurchase date (calculated on the basis of a year of 360 days consisting of 12 months of 30 days each). If a change in control occurs, you will have the right, at your option, to require us to repurchase all of your Bonds not called for redemption, or any portion of the principal amount of your Bonds that is equal to U.S.$1,000 or any greater integral multiple of U.S.$1,000 if properly tendered and not withdrawn by you. The repurchase but unpaid price would be 100% of the principal amount of the Bonds to be repurchased, together with interest accrued to the repurchase date and the Repurchase Premium.

What are our rights to redeem the Bonds? (Page 21)

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Subject to the conditions specified in the Indenture, on and after February 2, 2002, we may redeem the Bonds, at our option, in whole or in part, at 100% of the principal amount, together with interest accrued but unpaid to the date of redemption and a premium (the “Redemption Premium”) equal to an amount which will result in an annual yield to redemption to a Bondholder, after taking into account interest paid and accrued, of 7.50% per annum (computed on a semi-annual internal rate of return bond equivalent basis) from and including February 1, 2000 but excluding the date of redemption. Because the conditions specified in the Indenture have not been met, we may not redeem the Bonds at our option until after February 1, 2003. This condition to our right to redeem the Bonds terminates on February 1, 2003, and, accordingly, we will be permitted to redeem all outstanding Bonds after that date.

–	In each case, we will also pay accrued interest to the redemption date. The Indenture requires us to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

–
We may redeem the Bonds, at our option, in whole but not in part, if, due to changes in taxation in the Republic of China that occurred after February 1, 2000, we must pay additional amounts in excess of the additional amounts ordinarily payable with respect to tax deductions or withholding, which is currently at a rate of 20% of the amount of the relevant payment of principal, premium (if any) and interest with respect to the Bonds, and we cannot avoid such obligation despite taking reasonable measures available to us.

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The Indenture requires us to give notice of such redemption for taxation reasons not more than 60 and not less than 30 days before the redemption date. However, we may not provide notice of such redemption for taxation reasons earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts due to changes in Republic of China taxation were a payment on the Bonds then due.

What are the redemption provisions at maturity of the Bonds? (Page 22)

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We will redeem any outstanding Bonds on February 1, 2005 at 100% of the principal amount, together with the Redemption Premium and interest accrued but unpaid to the date of redemption, unless the Bonds are previously converted, redeemed or repurchased and cancelled.

AVAILABLE INFORMATION

Macronix is a “foreign private issuer” subject to the reporting and other informational requirements of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance with the Exchange Act files annual and current reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information that Macronix files at the SEC’s public reference room in Washington D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a duplicating charge. Please call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information that Macronix files with the SEC are also available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. As of November 4, 2002, Macronix is required to file annual reports on Form 20-F and submit reports on Form 6-K and other information with the SEC through the EDGAR system.

As a foreign private issuer, Macronix is exempt from certain provisions of the Exchange Act, including those regarding the furnishing and content of proxy and information statements and certain periodic reports, and our executive officers, directors, supervisors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

This Offer to Purchase constitutes a part of a Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the SEC pursuant to Section 13(e) of the Exchange Act and the rules and regulations thereunder. Copies of the Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC as described above.

Because the Bonds are listed on the Luxembourg Stock Exchange, Macronix is also subject to the reporting and other informational requirements of the Luxembourg Stock Exchange. For as long as the Bonds are listed on the Luxembourg Stock Exchange, you may obtain copies of Macronix’s articles of incorporation and the Indenture constituting the Bonds, and copies of Macronix’s annual report and semi-annual report, in each case in English, from The Bank of New York and Dexia Banque Internationale à Luxembourg in Luxembourg. The addresses and facsimile numbers for The Bank of New York are The Bank of New York, 101 Barclay Street, Floor 21W, New York, New York 10286, U.S.A., Attention: Global Trust Services, Fax: (212) 815-5802/5803 or The Bank of New York, One Temasek Avenue, #02-01 Millenia Tower, Singapore 039192, Attention: Global Trust Services, Fax: (65) 6883-0338, and the address of Dexia Banque Internationale à Luxembourg is 69 Route d’Esch, L-2953 Luxembourg, Attention: Transaction Execution Group, Fax: (352) 4590-4227.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed by Macronix with the SEC, are incorporated herein by reference:

1)	Schedule TO relating to preliminary communications made before the commencement of a tender offer, and all accompanying exhibits;

2)	Macronix’s Schedule TO and all accompanying exhibits;

3)	Macronix’s Annual Report on Form 20-F for the year ended December 31, 2001 filed July 1, 2002;

4)	Macronix’s report on Form 6-K filed January 31, 2002;

5)	Macronix’s report on Form 6-K filed March 4, 2002;

6)	Macronix’s reports on Form 6-K filed May 15, 2002;

7)	Macronix’s report on Form 6-K filed June 7, 2002;

8)	Macronix’s report on Form 6-K filed July 1, 2002;

9)	Macronix’s report on Form 6-K filed July 12, 2002;

10)	Macronix’s report on Form 6-K filed August 13, 2002;

11)	Macronix’s report on Form 6-K filed September 12, 2002;

12)	Macronix’s report on Form 6-K filed October 10, 2002;

13)	Macronix’s reports on Form 6-K filed November 11, 2002; and

14)	Macronix’s report on Form 6-K filed on December 3, 2002.

All documents and reports filed with the SEC by Macronix pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or subsequent to the date hereof and prior to the expiration date of this Offer shall be deemed to be incorporated herein by reference and to be a part hereof from the date any such document or report is filed. It is understood that, for purposes of any such documents or reports filed with the SEC on Form 6-K, such documents or reports shall be incorporated by reference herein only to the extent specifically so designated in such documents or reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

The documents incorporated by reference herein (other than exhibits to such documents that are not specifically incorporated by reference herein) are available without charge to any person to whom this Offer to Purchase has been delivered upon written or oral request to Charles Young, Deputy Department Manager of Investor Relations Office, Macronix International Co., Ltd., 6th Floor, No.196, Sec. 2, Chien Kuo North Road, Taipei, Taiwan, the Republic of China, Telephone: (886-2) 2506-8128. These documents are also available free of charge at the office of Dexia Banque Internationale à Luxembourg in Luxembourg.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference contain forward-looking statements with respect to Macronix’s financial condition, results of operations and business. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of these terms or other similar expressions.

Any forward-looking statements are based on Macronix’s current expectations and projections about future events but are subject to known and unknown risks, uncertainties and assumptions that may cause Macronix’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

All forward-looking statements attributable to Macronix or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements included in this document and the documents incorporated herein by reference. Except as required by law, Macronix undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ENFORCEABILITY OF FOREIGN JUDGMENTS IN THE REPUBLIC OF CHINA

Macronix is a company limited by shares and incorporated under the Republic of China Company Law. Substantially all of its directors and executive officers and its supervisors are residents of the Republic of China and substantially all of its assets and the assets of such persons are located in the Republic of China. As a result, it may not be possible for investors to effect service of process upon Macronix or such persons outside the Republic of China, or to enforce against them judgments obtained in courts outside of the Republic of China, including those predicated upon the civil liability provisions of the federal securities laws of the United States. Macronix has been advised by its Republic of China counsel, Baker & McKenzie, Taipei, Taiwan, that there is doubt as to whether Republic of China courts will enter judgments in original actions predicated solely upon the civil liability provisions of the federal securities laws of the United States and that any final judgment obtained against Macronix in any court other than the courts of the Republic of China in respect of any legal suit or proceeding arising out of or relating to the Offer will be enforced by the courts of the Republic of China without further review of the merits only if the court of the Republic of China in which enforcement is sought is satisfied that:

•	The court rendering the judgment has jurisdiction over the subject matter according to the laws of the Republic of China;

•	The judgment is not contrary to the public order or good morals of the Republic of China;

•
If the judgment was rendered by default by the court rendering the judgment, Macronix was served within the jurisdiction of such court or process was served on it with judicial assistance in the Republic of China; and

•	Judgments of the courts of the Republic of China are recognized and enforceable in the court rendering the judgment on a reciprocal basis.

Judgments obtained in certain United States courts have been confirmed to be recognized and enforceable in the courts of the Republic of China on a reciprocal basis.

A party seeking to enforce a foreign judgment in the Republic of China would, except under limited circumstances, be required to obtain foreign exchange approval from the Central Bank of China for the remittance out of the Republic of China of any amounts recovered in respect of such judgment denominated in a currency other than NT dollars.

CONVENTIONS

All references herein to “United States dollars”, “U.S. dollars” and “US$” are to United States dollars and references to “New Taiwan dollars”, “NT dollars” and “NT$” are to New Taiwan dollars. All translations from New Taiwan dollars to United States dollars were made (unless otherwise indicated) on the basis of the noon buying rate in The City of New York for cable transfers in NT dollars per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”) on December 20, 2002 of NT$34.80 = US$1.00. See “Exchange Rates.” All amounts translated into United States dollars as described above are provided solely for the convenience of the reader, and no representation is made that the New Taiwan dollar or United States dollar amounts referred to herein could have been or could be converted into United States dollars or New Taiwan dollars, as the case may be, at any particular rate, the above rates or at all.

Unless the context otherwise requires, all references herein to “Bondholders” or “holders of Bonds” include (i) each person who is shown on the records of DTC, Euroclear or Clearstream, Luxembourg (Euroclear together with DTC and Clearstream, Luxembourg, the “Clearing Systems”), as holders of the Bonds (also referred to as direct participants) and (ii) beneficial owners of Bonds holding such Bonds in accounts in the name of a direct participant acting on the beneficial owners behalf, or through brokers, dealers, commercial banks, trust companies and other nominees that hold such Bonds in the name of a direct participant.

Unless the context otherwise requires, the term “business day” when used in this Offer to Purchase means any day, excluding Saturday or Sunday, when commercial banks are open for business in the City of New York.

THE OFFER

Material Terms of the Transaction

Class and Amount of Securities in the Offer

Macronix International Co., Ltd., a company incorporated in Taiwan, the Republic of China (“Macronix”), hereby offers to repurchase for cash any and all of its outstanding 1% Convertible Bonds due 2005 (the “Bonds”) at the Repurchase Price (as defined herein), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”). This Offer to Purchase and the Letter of Transmittal collectively constitute this “Offer”.

No Conditions

The Offer is not subject to satisfaction of any conditions.

Consideration Offered

The “Repurchase Price”, which will be paid in cash, is equal to 122% of the principal amount of the Bonds. The Repurchase Price will equal U.S.$1,220 per U.S.$1,000 principal amount of the Bonds tendered, which represents a premium of U.S.$5.78 per U.S.$1,000 principal amount of the Bonds over the optional redemption price. Macronix will also pay interest accrued and unpaid on the tendered Bonds to but excluding February 1, 2003 to holders of record on January 15, 2003, which will be paid on February 3, 2003 through the facilities of DTC.

Commencement and Expiration Date

This Offer will commence at 9:00 a.m., New York time, on Tuesday, December 24, 2002 and will expire at 5:00 p.m., New York time, on Friday, January 24, 2003, unless extended (such time and date, as it may be extended, the “Expiration Date”).

Extensions; Amendments; Termination

Macronix does not currently plan on extending the Offer past its scheduled expiration date. However, Macronix may in the future decide to extend the Offer in order to encourage additional Bondholders to tender their Bonds pursuant to the Offer. Macronix may also be required to extend the Offer by applicable law. During any extension of this Offer, all Bonds previously tendered pursuant to this Offer (and not withdrawn) will remain subject to this Offer and may be accepted for payment by Macronix, subject to the withdrawal rights of holders.

Macronix expressly reserves the right, subject to the requirements of the Indenture, the Bonds and applicable law at any time, or from time to time, to amend the terms of this Offer in any respect. If the consideration to be paid in the Offer is increased or decreased or the principal amount of the Bonds subject to the Offer is changed, the Offer will remain open for an additional 10 business days. Bondholders who tendered prior to any amendment will be able to withdraw their Bonds or given the opportunity to tender pursuant to any such amendment to the terms of the Offer.

If the Offer is extended, amended or terminated, Macronix will inform the Tender Agent of that fact and will make a public announcement of the extension, amendment or termination, as promptly as practicable after the date thereof. In the case of an amendment or termination of the Offer, Macronix will issue a notice of such amendment or termination of the Offer by press release or other public announcement no later than 9:00 a.m., New York time on the business day prior to the business day that such amendment or termination of the Offer will take effect. In the case of an extension, Macronix will issue a notice of such extension by press release or other public announcement no later than 9:00 a.m., New York time on the next business day after the business day of the previously scheduled expiration date. Without limiting the manner in which Macronix may choose to make a public announcement of any extension, amendment or termination of this Offer, Macronix shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release to The Wall Street Journal (U.S. eastern edition), the Financial Times (European edition) and the Luxembourger Wort.

When Tendered Bonds May Be Withdrawn

Tenders of Bonds may be withdrawn at any time on or prior to the Expiration Date, and, unless already accepted for payment as provided herein, may also be withdrawn at any time after February 21, 2003, but no consideration shall be payable in respect of Bonds so withdrawn. Any holder of the Bonds desiring to withdraw any Bonds tendered in the Offer must comply with the procedures set forth herein under “Procedures for Tendering and Withdrawing Bonds” below.

Procedures for Tendering and Withdrawing Bonds

Each holder of the Bonds wishing to accept the Offer and receive the Repurchase Price must transfer such Bonds by book-entry transfer pursuant to the Automated Tender Offer Program procedure of DTC (and a written confirmation of such book-entry transfer must be received by the Tender Agent prior to the Expiration Date). For a holder who holds Bonds through Euroclear or Clearstream, Luxembourg, such holder wishing to accept the Offer and receive the Repurchase Price must transfer such Bonds by book-entry transfer by submitting electronic instructions to Euroclear and Clearstream, Luxembourg in accordance with their requirements, with further instructions for Bonds to be tendered through DTC’s Automated Tender Offer Program.

Macronix will accept tenders of all of a holder’s Bonds or of any portion of a holder’s Bonds which is in an amount equal to U.S.$1,000 principal amount or any greater integral multiple of U.S.$1,000. Any holder of the Bonds desiring to tender or withdraw the Bonds must comply with the procedures set forth herein under “Procedures for Tendering and Withdrawing Bonds” below and in the Letter of Transmittal.

Manner of Accepting Bonds for Payment

Upon the terms and subject to the conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Macronix will, promptly after the Expiration Date, purchase, by accepting for payment, and will pay for, all Bonds validly tendered (and not withdrawn) pursuant to this Offer. In this regard, on December 23, 2002, Macronix irrevocably deposited U.S.$88,318,825, which will be sufficient to repurchase all of the Bonds outstanding of approximately U.S.$72,097,000 (which excludes U.S.$8,000,000 principal amount of the Bonds purchased by Macronix on December 20, 2002 and expected to be settled on December 31, 2002) principal amount at the Repurchase Price, in an escrow account with The Bank of New York. The Bank of New York (the “Tender Agent”) will act as agent for tendering holders for the purpose of transmitting payment to tendering holders via the relevant Clearing System on the Settlement Date (as defined below). If the Expiration Date is January 24, 2003, the Tender Agent will pay the Repurchase Price to tendering Bondholders from the funds deposited in the escrow account with The Bank of New York promptly but no later than January 28, 2003 (the day of payment is referred to herein as the “Settlement Date”).

Any Bonds that are tendered but not accepted pursuant to the Offer will be returned to the tendering holder of the Bonds through the relevant Clearing System. Holders of Bonds that are not accepted pursuant to the Offer will not be entitled to receive the Repurchase Price but will continue to receive interest in accordance with the requirements of the indenture dated February 1, 2000, as supplemented and amended pursuant to the First Supplemental Indenture dated December 20, 2002 (the “First Supplemental Indenture”, and collectively, the “Indenture”) between Macronix and The Bank of New York, as Trustee (the “Trustee”).

Bonds Not Tendered; Material Differences in the Rights of Bondholders

There will be no differences in the rights of Bondholders as a result of the Offer. Bonds not tendered pursuant to the Offer will remain outstanding. As a result of the completion of the Offer, the aggregate principal amount of Bonds that remain outstanding may be substantially reduced. This may adversely affect the liquidity of, and consequently the market price for, the Bonds that remain outstanding after completion of the Offer. Any Bonds that remain outstanding after consummation of this Offer will continue to be obligations of Macronix and will continue to accrue interest and have the benefits of the Indenture, including the right of holders to convert the Bonds into Macronix common shares. The terms and conditions governing the Bonds, including the covenants and other provisions contained in the Indenture governing the Bonds, will remain unchanged. Macronix is not seeking any amendment to the Bonds or the Indenture in this respect.

Accounting Treatment

According to Republic of China Statement of Accounting Standards No. 21, to the extent that the cash paid pursuant to the Offer is more than the carrying value of the Bonds that are purchased (for Republic of China income tax purposes, the carrying value of the Bonds includes the principal, accrued interest and premium to the date of the repurchase of the Bonds), the difference between the repurchase price and the carrying value of the Bonds will be treated as an extraordinary loss in the current period and should be separately presented in Macronix’s financial statements. In addition, any foreign exchange gains or losses associated with the purchase pursuant to the Offer will have to also be presented in Macronix’s financial statements.

U.S. Federal Income Tax Consequences

The receipt of cash in exchange for the Bonds of U.S. holders will generally be a taxable transaction for U.S. federal income tax purposes. Except with respect to accrued but unpaid interest, which will be taxable as such unless previously taken into account, U.S. holders will generally recognize a capital gain or loss on the sale equal to the difference between (i) the amount of cash they receive for their Bonds and (ii) their adjusted tax basis in the Bonds. The capital gain or loss will be considered long-term if they held their Bonds for longer than 12 months and short-term if they held their Bonds for 12 months or less. See “United States Federal Income Tax Consequences.”

Purchases of the Bonds by Macronix and its Officers, Directors and Affiliates

Macronix has previously purchased approximately U.S.$78,825,000 aggregate principal amount of the Bonds in open market transactions. These Bonds have been returned to the Trustee for cancellation. On December 20, 2002, Macronix also purchased an additional U.S.$8,000,000 principal amount of Bonds at 121.85% of the principal amount, which represents approximately the mid-point of the bid and offered prices of the Bonds, plus accrued but unpaid interest, from KBC Financial Products UK Limited. After the settlement of this purchase, which is expected to take place on December 31, 2002, such Bonds will be returned to the Trustee for cancellation and the aggregate principal amount of the Bonds outstanding will be U.S.$72,097,000. The difference between the principal amount of the Bonds outstanding and the principal amount of the Bonds originally issued, after excluding Bonds previously repurchased by Macronix, represents Bonds that have been converted by holders of the Bonds. None of Macronix’s officers, directors, or affiliates beneficially owns any Bonds nor will Macronix acquire any Bonds from such persons or entities.

Rule 13e-4 promulgated under the Exchange Act prohibits Macronix and its affiliates from purchasing Bonds other than pursuant to this Offer, until at least 10 business days after the expiration or termination of this Offer.

Purpose of the Offer

Macronix is making the Offer to acquire all of the outstanding Bonds in order to reduce its ongoing debt service obligations.

The Bonds repurchased pursuant to this Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after settlement on the Settlement Date. Interest on any Bonds purchased by Macronix pursuant to this Offer will cease to accrue from and after February 1, 2003 (unless there is a default in payment of the repurchase price). Bonds that are tendered in the Offer will be set aside and blocked by the relevant Clearing Systems during the Offer period.

Source and Amount of Funds

If all outstanding Bonds were tendered and repurchased, the aggregate amount of funds required to pay the Repurchase Price and the fees and expenses related to this Offer and the accrued and unpaid interest through February 1, 2003 would be approximately U.S.$88.5 million. On December 23, 2002, funds of U.S.$88,318,825, which will be sufficient to repurchase all of the Bonds outstanding of approximately U.S.$72,097,000 (which excludes U.S.$8,000,000 principal amount of the Bonds purchased by Macronix on December 20, 2002 and expected to be settled on December 31, 2002) at the Repurchase Price plus the accrued and unpaid interest thereon to but excluding February 1, 2003, have been irrevocably deposited with, and will be held by, The Bank of New York as Tender Agent in an escrow account on behalf of Bondholders until the completion of the Offer. No part of such funds or any fees and expenses related to the Offer is expected to be borrowed.

No Event of Default

As of the date of this Offer to Purchase, there did not exist any default on any Indebtedness (as defined in the Indenture). In addition, as of the date of this Offer to Purchase, there did not exist any other event that would constitute an Event of Default (as defined in the Indenture), that would give either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Bonds the right to declare the principal of all Bonds and Redemption Premium (as defined in the Indenture) on the date for repayment to be due and payable immediately.

Questions and Requests for Assistance

The Bonds are represented by global certificates, which are held through registered interests on the books of various international securities clearing systems. As a result, instructions as to acceptance of the Offer will need to be given by the account holders or other entitled persons in accordance with the rules of the relevant international clearing systems.

Beneficial holders of the Bonds held by a nominee of DTC should contact the DTC participant holder who holds the Bonds on their behalf for further information regarding acceptance of the Offer.

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Tender Agent at one of its addresses or telephone numbers set forth herein below and on the back cover hereof. Holders of Bonds requiring additional information or assistance may also contact Macronix by writing to it at the following address: Macronix International Co., Ltd., Attn: Charles Young, Deputy Department Manager of Investor Relations Office, 6th Floor, No. 196, Sec. 2, Chien Kuo North Road, Taipei, Taiwan, the Republic of China, Telephone: (886-2) 2506-8128. Any beneficial owner owning interests in the Bonds should contact such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer.

Holders of Bonds may contact the Tender Agent in New York at the following address and telephone number:

Address:	The Bank of New York
Corporate Trust Ops, Reorganization Unit
101 Barclay Street, Floor 7E
New York, NY 10286
USA
Attention:	Bernard Arsenec
Telephone No:	(212) 815 5098
Facsimile No:	(212) 298 1915
Email:	barsenec@bankofny.com

Holders of Bonds may also contact the Tender Agent in Luxembourg at the following address:

The Bank of New York (Luxembourg) S.A.
Aerogolf Center
1A Hoehenhof
L-1736 Senningerberg
Grand Duchy of Luxembourg

PROCEDURES FOR TENDERING AND WITHDRAWING BONDS

Tendering Bonds

General

The tender of Bonds pursuant to any of the procedures set forth in this Offer to Purchase and in the Letter of Transmittal will constitute the tendering holder’s acceptance of the terms and conditions of this Offer. Macronix’s acceptance of such Bonds for payment will constitute a binding agreement between the tendering holder and Macronix upon the terms and subject to the conditions of this Offer. The tender of Bonds will constitute an agreement to deliver good, marketable and unencumbered title to all tendered Bonds prior to the Expiration Date, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right.

Unless the Bonds being tendered are deposited by the holder with the Tender Agent on or before the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or an agent’s message in connection with a book-entry delivery of Bonds held through DTC), Macronix may, at its option, reject such tender. Payment for Bonds will be made only against deposit of tendered Bonds and delivery of all other required documents described in the Offer to Purchase and the Letter of Transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing a Letter of Transmittal (or facsimile thereof), each tendering holder waives any right to receive any notice of the acceptance of its Bonds for payment.

All of the Bonds are held in global form through registered accounts in DTC. Bondholders must tender their Bonds by book-entry transfer through DTC in accordance with DTC’s requirements, as described in “—Tender of Bonds” below. However, if Bondholders hold their Bonds indirectly through Euroclear or Clearstream, Luxembourg, they may tender their Bonds indirectly through Euroclear or Clearstream, Luxembourg, in accordance with their requirements, and by following the procedures described in “—Tender of Bonds—Tender of Bonds Held Indirectly Through Euroclear and Clearstream, Luxembourg”.

Beneficial owners of Bonds that are not direct participants in DTC, Euroclear or Clearstream, Luxembourg (each a “Clearing System”) must contact their broker, dealer, bank, custodian, trust company or other nominee (a “Custodian”) to arrange for their direct participant in DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to submit instructions to such Clearing System in accordance with its requirements. The beneficial owners of Bonds that are held in the name of a Custodian should contact such entity sufficiently in advance of the Expiration Date if they wish to tender their Bonds and receive the Repurchase Price, and ensure that the Bonds are blocked in the accounts in which they are held in the relevant Clearing System, in the case of accounts held through Euroclear and Clearstream, Luxembourg, in accordance with the requirements and deadlines of Euroclear and Clearstream, Luxembourg. Such beneficial owners should not submit such instructions to the Clearing Systems, Macronix, the Trustee, the Tender Agent or the Dealer Manager.

The Trustee has informed Macronix that all Bondholders hold the Bonds through Clearing System accounts and that all of the Bonds are held only in global form as at the date of this Offer.

Tender of Bonds

Only record holders of Bonds are authorized to tender Bonds pursuant to this Offer. In order for Bonds to be validly tendered pursuant to this Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Bonds held through DTC, and any other documents required by the Letter of Transmittal, should be delivered to a broker or other nominee which is a participant in DTC, Euroclear or Clearstream, Luxembourg for transmission through the relevant Clearing System to The Bank of New York as the Tender Agent at its address set forth on the back cover of this Offer to Purchase. These materials must be received by the Tender Agent prior to the Expiration Date, and the certificates evidencing tendered Bonds must be received by the Tender Agent at its address or such Bonds must be tendered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation must be received by the Tender Agent), in each case prior to the Expiration Date. For holders tendering through DTC, the Expiration Date will be 5:00 p.m., New York time, on Friday, January 24, 2003, unless otherwise extended.

Offers transmitted through the relevant Clearing System must include the account number of the Bondholder, the principal amount of the Bonds, the owner details (if different from the account participant in Euroclear, Clearstream, Luxembourg, or DTC, as applicable), and confirmation that the account should be blocked, in the case of accounts held through Euroclear and Clearstream, Luxembourg.

To respond to this Offer to Purchase, a Bondholder should (i) complete a Letter of Transmittal or comparable instruction, (ii) deliver the completed Letter of Transmittal or comparable instruction to its relevant participant in the Euroclear, Clearstream, Luxembourg or DTC with instructions to transmit such Letter of Transmittal or comparable instruction electronically to the Tender Agent, (iii) in the case of Bondholders who hold Bonds, directly or indirectly, through Euroclear or Clearstream, Luxembourg send instructions to block the Bonds in the accounts in which they are held in the relevant Clearing System.

The method of delivery of Bonds and the Letter of Transmittal, and all other required documents, including delivery through a Clearing System and any acceptance of an Agent’s Message (as defined below) transmitted through DTC’s Automated Tender Offer Program (“ATOP”), is at the election and risk of the holder tendering Bonds. Except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Tender Agent, which must be before 5:00 p.m., New York time, on the Expiration Date. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the applicable Expiration Date to permit delivery to the Tender Agent on or prior to such date. Bonds may be tendered and will be accepted for purchase only in denominations of U.S.$1,000 principal amount and integral multiples thereof.

Tender of Bonds Held Through a Custodian. Any beneficial owner whose Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Bonds pursuant to the Offer and deliver the Letter of Transmittal should contact such registered holder promptly and instruct such holder to tender Bonds and deliver the Letter of Transmittal on such beneficial owner’s behalf. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Offer to Purchase, which may be used by a beneficial owner in the process to instruct the registered holder to tender Bonds.

Tender of Bonds Held Through DTC. To tender effectively Bonds that are held through DTC, DTC participants should either (a) properly complete and duly execute the Letter of Transmittal (or a facsimile thereof) together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal and such other documents to the Tender Agent, or (b) electronically transmit their acceptance to DTC through ATOP (and thereby tender Bonds), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth below. This book-entry transfer will cause DTC to transfer their Bonds to The Bank of New York as Tender Agent in accordance with DTC’s ATOP procedures for such a transfer.

Upon receipt of such holder’s acceptance through ATOP, DTC will credit the Tender Agent’s account and verify the acceptance and send an Agent’s Message (as defined herein) to the Tender Agent for its acceptance. Delivery of tendered Bonds must be made to the Tender Agent pursuant to the book-entry delivery procedures set forth below, or the tendering DTC participant must comply with the delivery procedures set forth below.

Except as provided below, unless the Bonds being tendered are deposited with the Tender Agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message), Macronix may, at its option, reject such tender. Payment for the Bonds will be made only against deposit of the tendered Bonds and delivery of any other required documents.

Any financial institution that is a DTC participant may make book-entry delivery of the Bonds by causing DTC to transfer such Bonds into the Tender Agent’s account at DTC in accordance with DTC’s ATOP procedures for such transfer. However, although delivery of Bonds may be effected pursuant to the Offer through book-entry transfer into the Tender Agent’s account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Tender Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for such Bonds to be validly tendered pursuant to this Offer. Delivery of documents to DTC does not constitute delivery to the Tender Agent.

The confirmation of a book-entry transfer into the Tender Agent’s account at DTC as described above is referred to as a “Book-Entry Confirmation”. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Tender Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering the Bonds, which are the subject of such Book-Entry Confirmation, that such participant has received, and agrees to be bound by the terms of, the Letter of Transmittal and that Macronix may enforce such agreement against such participant.

Tender of Bonds Held Indirectly Through Euroclear and Clearstream, Luxembourg. The tender of Bonds by a Bondholder who holds the Bonds through DTC indirectly through Euroclear or Clearstream, Luxembourg must transfer such Bonds by book-entry transfer by submitting electronic instructions to Euroclear and Clearstream, Luxembourg in accordance with their requirements, with further instructions for Bonds to be tendered through DTC in accordance with the ATOP procedures. The tender of the Bonds will be deemed to have occurred in accordance with DTC’s ATOP procedures for such a transfer.

Bondholders must take the appropriate steps to block Bonds to be tendered in the relevant Clearing System so that no transfers may be effected in relation to such Bonds at any time after such date in accordance with the requirements of the relevant Clearing System and the deadlines required by the relevant Clearing System.

Signature Guarantees

All signatures on a Letter of Transmittal must be guaranteed by a firm that is a commercial bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchanges’ Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each of the foregoing, an “Eligible Institution”); provided, however, that signatures on a Letter of Transmittal need not be guaranteed if (i) Bonds are tendered by a registered holder of Bonds (or by a DTC participant whose name appears on a security position listing as the owner of such Bonds) who has not completed either the box entitled “Special Delivery Instructions” or “Special Payment Instructions” in the Letter of Transmittal or (ii) Bonds are tendered for the account of an Eligible Institution.

Lost or Missing Certificates

If a holder desires to tender Bonds pursuant to this Offer, but the certificates evidencing such Bonds have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Trustee concerning the procedures for obtaining replacement certificates for Bonds. Inquiries should be directed to the Trustee at: The Bank of New York, 101 Barclay Street, Floor 7E, New York, New York 10286, U.S.A., Attention: Global Trust Services, Fax: (212) 815-5802/5803 with a copy to: The Bank of New York, One Temasek Avenue, #02-01 Millenia Tower, Singapore 039192, Attention: Global Trust Services, Fax: (65) 6883-0338.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided by Macronix in connection with this Offer. Beneficial owners of Bonds that are held in the name of a Custodian must contact such entity sufficiently in advance of the Expiration Date if they wish to tender Bonds and receive the Repurchase Price.

Backup Federal Income Tax Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, unless a tendering holder, or his or her assignee (in either case, the “Payee”), satisfies the conditions described in Instruction 8 of the Letter of Transmittal or is otherwise exempt, the aggregate repurchase price may be subject to backup withholding tax at a rate of 30%. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal or other appropriate form (e.g. Form W-8BEN in the case of a beneficial owner who is a nonresident alien individual or a foreign corporation not engaged in the conduct of a trade or business in the United States). See Instruction 8 of the Letter of Transmittal.

Effect of the Letter of Transmittal

Subject to, and effective upon, the acceptance for purchase of and payment of the Repurchase Price for Bonds tendered thereby, by executing and delivering a Letter of Transmittal, a tendering holder of Bonds (i)

irrevocably sells, assigns and transfers to, or upon the order of, Macronix, all right, title and interest in and to all Bonds tendered thereby and (ii) irrevocably constitutes and appoints the Tender Agent as the true and lawful agent and attorney-in-fact of such holder with respect to such Bonds, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver such Bonds, or transfer ownership of such Bonds, together with all accompanying evidences of transfer and authenticity, to or upon the order of Macronix, upon receipt by the Tender Agent, as the undersigned’s agent, of the Repurchase Price, (b) present such Bonds for transfer on the relevant security register and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Bonds, all in accordance with the terms of this Offer. Notwithstanding the foregoing, except in the exercise of its duties as the Tender Agent, the Tender Agent will have no rights to, or control over, funds it receives from Macronix.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of tendered Bonds will be resolved by Macronix, in its sole discretion, whose determination will be final and binding. Macronix reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of Macronix or its counsel, be unlawful. Macronix also reserves the absolute right to waive any irregularities or conditions of tender as to particular Bonds. Macronix’s interpretation of the terms and conditions of this Offer (including the Instructions in the Letter of Transmittal) will be final and binding.

Unless waived, any irregularities in connection with tenders must be cured within such time as Macronix shall determine. Tenders of Bonds will not be deemed to have been made until such irregularities have been cured or waived. Any Bonds received by the Tender Agent that are not properly tendered or delivered and as to which the irregularities have not been cured or waived will be returned by the Tender Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

None of Macronix, the Dealer Manager, the Tender Agent, the Trustee or any other person shall be obligated to give notification of defects or irregularities in any tender or shall incur any liability for failure to give any such notification.

Letters of Transmittal and Bonds must be sent only to the Tender Agent. Do not send Letters of Transmittal or Bonds to Macronix or the Dealer Manager.

The method of delivery of Letters of Transmittal, Bonds and all other required documents, including delivery through any Clearing System, is at the sole option and risk of the tendering holder and the delivery will be deemed made only when actually received by the Tender Agent. In all cases, sufficient time should be allowed to ensure timely delivery.

Withdrawal Rights

Tenders of Bonds pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, and, unless already accepted for payment as provided herein, may also be withdrawn at any time after February 21, 2003, but no consideration shall be payable in respect of Bonds so withdrawn.

If, for any reason whatsoever, acceptance for payment of, or payment for, any Bonds tendered pursuant to the Offer is delayed (whether before or after Macronix’s acceptance of payment of Bonds) or Macronix is unable to accept for payment or pay for the Bonds tendered pursuant to the Offer, Macronix may (without prejudice to its rights set forth herein) instruct the Tender Agent to retain tendered Bonds, and such Bonds may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of a tender of Bonds to be effective, a telegram, facsimile transmission or letter providing notice of withdrawal must be received by the Tender Agent on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (i) specify the name of the holder who tendered the Bonds to be withdrawn, (ii) contain a description of the Bonds to be withdrawn and identify the certificate number or numbers shown on the particular Bonds (unless such Bonds were tendered by book-entry transfer) and the aggregate principal amount represented by such Bonds, (iii)

include a statement that such holder is withdrawing the election to have such principal amount of Bonds purchased and (iv) specify the principal amount, if any, of such Bonds (which shall be U.S.$1,000 or any greater integral multiple of U.S.$1,000 thereof) that remains subject to the Offer and that has been or will be delivered for purchase by Macronix. The notice of withdrawal must be signed by the holder of such Bonds in the same manner as the original signature on the Letter of Transmittal by which such Bonds were tendered (including any required signature guarantee) or be accompanied by evidence sufficient to the Tender Agent that the holder withdrawing the tender has succeeded to the beneficial ownership of the Bonds. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Letter of Transmittal) unless such Bonds have been tendered for the account of an Eligible Institution. If the Bonds to be withdrawn have been delivered or otherwise identified to the Tender Agent, a signed notice of withdrawal is effective immediately upon receipt by the Tender Agent even if physical release is not yet effected. Any Bonds withdrawn will be deemed to be not validly tendered for purposes of this Offer.

Withdrawals may not be revoked. However, withdrawn Bonds may be retendered at any time on or prior to the Expiration Date by following one of the procedures described above under “Tendering Bonds”.

Any Bonds that have been tendered pursuant to the Offer but that are not purchased will be returned to the holder thereof without cost to such holder promptly following the earlier to occur of the Expiration Date or the date on which the Offer is terminated without any Bonds being purchased thereunder.

All questions as to the validity, form or eligibility (including time of receipt) of any notice of withdrawal will be resolved by Macronix, in its sole discretion, whose determination will be final and binding. None of Macronix, the Dealer Manager, the Tender Agent, the Trustee or any other person shall be obligated to give notification of defects or irregularities in any notice of withdrawal or shall incur any liability for failure to give any such notification.

Acceptance for Payment

Upon the terms and subject to the conditions to this Offer (including if this Offer is extended or amended, the terms of such extension or amendment) and applicable law, Macronix will, promptly after the Expiration Date, purchase, by accepting for payment, and will pay for, all Bonds properly tendered prior to the Expiration Date (and not withdrawn) pursuant to this Offer. The Settlement Date will be no later than two business days after the Expiration Date.

For purposes of this Offer, Macronix shall be deemed to have accepted for payment (and thereby to have purchased) tendered Bonds as, if and when Macronix delivers to the Tender Agent written notification of Macronix’s acceptance of such Bonds for payment with a notice in the Luxembourger Wort, Financial Times (European edition) and The Wall Street Journal (U.S. eastern edition) as soon as practicable thereafter. Subject to the terms and conditions of this Offer, payment for Bonds so accepted will be made by the Tender Agent from funds in the aggregate amount of U.S.$88,318,825, which will be sufficient to repurchase all of the Bonds outstanding of approximately U.S.$72,097,000 (which excludes U.S.$8,000,000 principal amount of the Bonds purchased by Macronix on December 20, 2002 and expected to be settled on December 31, 2002) at the Repurchase Price and to pay accrued and unpaid interest on all the outstanding Bonds to but excluding February 1, 2003, irrevocably deposited on December 23, 2002 in an escrow account with The Bank of New York. The Tender Agent will act as agent for tendering holders for the purpose of receiving payment from Macronix and transmitting payment to such tendering holders through the relevant Clearing System.

In all cases, payment by the Tender Agent to tendering holders will be made only after timely receipt by the Tender Agent of the documentation described under “Procedures for Tendering and Withdrawing Bonds—Tendering Bonds.”

INFORMATION ABOUT THE BONDS

The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms.

The Bonds

The Bonds are the 1% Convertible Bonds due 2005 of Macronix, convertible into Macronix common shares. Any Bonds which remain outstanding after consummation of this Offer will continue to be obligations of Macronix and will continue to accrue interest and have the benefits of the Indenture. Macronix is not seeking Bondholder approval of any amendments to the Bonds or the Indenture in this respect.

Principal Amount of Bonds Outstanding; Open Market Purchases of Bonds

The Bonds were issued in an aggregate principal amount of U.S.$200,000,000. Macronix has previously purchased approximately U.S.$78,825,000 aggregate principal amount of the Bonds in open market transactions. These Bonds have been returned to The Bank of New York as trustee for cancellation. On December 20, 2002, Macronix also purchased an additional U.S.$8,000,000 principal amount of Bonds at the price of 121.85% of the principal amount, which represents approximately the mid-point of the bid and offered prices of the Bonds, plus accrued but unpaid interest, from KBC Financial Products UK Limited. After the settlement of this purchase, which is expected to take place on December 31, 2002, such Bonds will be returned to the Trustee for cancellation and the aggregate principal amount of the Bonds outstanding will be U.S.$72,097,000.

CUSIP, CINS, ISIN and Common Code Numbers

The CUSIP and ISIN numbers for the Bonds issued pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) are 556103AB5 and US556103AB53, respectively. The CINS, ISIN and Common Code numbers for the Bonds issued pursuant to Regulation S under the Securities Act are Y5369AAC8, USY5369AAC81 and 010716705, respectively. The CUSIP, CINS and ISIN numbers referenced above have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of holders of the Bonds. Macronix, the Dealer Manager, the Tender Agent and the Trustee shall not be responsible for the selection or use of these CUSIP, CINS, ISIN and Common Code numbers, and no representation is made as to their correctness on the Bonds or as indicated in any offer to purchase or Letter of Transmittal.

Interest

The Bonds bear an interest rate of 1% per year, payable in arrears on February 1 and August 1 of each year, to record holders of the Bonds as of the preceding January 15 or July 15. Interest on the Bonds is computed on the basis of a 360-day year of twelve 30-day months. The Bonds which remain outstanding after consummation of this Offer will continue to accrue interest until the date of maturity, February 1, 2005, or until the principal of the Bonds has been paid in full.

Conversion

The Bonds are convertible into Macronix common shares, par value NT$10.00 per share. As of December 20, 2002, the conversion price of the Bonds is NT$41.3505 per share. The right of the Bondholders to convert their Bonds expires at the close of business on January 31, 2005, unless Macronix has previously redeemed or repurchased the Bonds.

As described in the Indenture, pursuant to the requirements of Republic of China law in effect at the time of the issuance of the Bonds, converting bondholders may initially receive common shares in the form of scrip known as “certificates exchangeable for shares” to be issued upon conversion. These certificates exchangeable for shares will enable holders generally to enjoy the same rights and privileges as a holder of common shares, including the right to receive dividends and vote at shareholders’ meetings. Macronix is obligated to provide common shares in exchange for such certificates exchangeable for shares in the manner and within the time periods specified in the Indenture.

The right to convert the Bonds shall be suspended during (1) the period each year from the close of business on the seventh business day prior to the date of the board of directors meeting at which the board of directors prepares its annual dividend proposal for the annual shareholders’ meeting (unless, if such date is not a day the Taiwan Stock Exchange is open for business, then the date shall be the next day that the Taiwan Stock Exchange is open for business) to and including either the record date set for the determination of shareholders entitled to receive the annual dividend payment from the preceding fiscal year (or, if more than one dividend is declared, the latest of such record dates) or, if during the annual shareholders’ meeting no annual dividends were declared, the date of the annual shareholders’ meeting; and (2) any period during which Republic of China law requires that Macronix close its stock transfer books and, accordingly, may not lawfully issue any share capital. However, in the event that Macronix defaults in making a payment due upon any Bonds called for redemption that occurs prior to February 1, 2005 (the maturity date of the Bonds), a holder may continue to convert the Bonds up to and including the close of business on the date that the payment due upon such redemption is received by the Trustee or paying agent for the Bonds and notice of such receipt has been given to the Bondholders. A holder may convert the Bonds until, but not after, such Bonds are properly tendered in this Offer to the Tender Agent, unless the tender of such Bonds is properly withdrawn or there is a default in payment of the Repurchase Price.

The conversion price will be subject to adjustment for subdivision or consolidation of common shares, bonus issues, and other events causing a dilution of the interests of Bondholders.

In order to convert the Bonds, a holder must present the Bonds, a conversion notice meeting the requirements of the Indenture, and any certificates and other documents required under the laws of the Republic of China or the jurisdiction in which the Trustee or any conversion agent is located, to the Corporate Trust Office of the Trustee at:

Address:	The Bank of New York
Reorganization Department
101 Barclay Street, Floor 7E
New York, NY 10286
USA
Attention:	Bernard Arsenec
Telephone No:	(212) 815 5098
Facsimile No:	(212) 298 1915
Email:	barsenec@bankofny.com

or

Address:	The Bank of New York
One Temasek Avenue
#02-01 Millenia Tower
Singapore 039192
Singapore
Attention:	Amy Eng
Telephone No:	(65) 6432 0252
Facsimile No:	(65) 6883 0338
Email:	aeng@bankofny.com

Redemption

The Bonds which remain outstanding after consummation of this Offer will continue to be subject to Macronix’s right to call such Bonds for redemption and to have the benefit of the Bondholders’ option to require Macronix to redeem the Bonds. The redemption provisions of the Bonds are summarized below.

Redemption at the Option of Macronix. Subject to the conditions provided below, on and after February 2, 2002, Macronix may redeem the Bonds, at its option, in whole or in part (being U.S.$1,000,000 in principal amount or an integral multiple thereof), at 100% of the principal amount, together with interest accrued but unpaid to the date of redemption and a premium (the “Redemption Premium”) equal to an amount which will result in an annual yield to redemption to a Bondholder, after taking into account interest paid and accrued, of 7.50% per annum (computed on a semi-annual internal rate of return bond equivalent basis) from and including February 1, 2000, but excluding the date of redemption (calculated on the basis of a year of 360 days consisting of 12 months of 30 days each).

In each case, Macronix will also pay accrued interest to the redemption date. The Indenture requires Macronix to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

Macronix’s right of redemption is conditional. Macronix will not have any right of redemption:

•
During the period from February 2, 2002 to and including February 1, 2003 unless the closing price of the common shares on the Taiwan Stock Exchange translated into U.S. dollars at the “prevailing rate” (as defined below) of the common shares for each of 30 consecutive trading days, the last of which occurs not more than five days prior to the date upon which notice of such redemption is published, is at least 135% of the conversion price in effect on each such trading day on the Taiwan Stock Exchange translated into U.S. dollars at the rate of NT$30.85 = U.S.$1.00. As of December 20, 2002, this condition has not been satisfied. This condition to Macronix’s right to redeem the Bonds terminates on February 1, 2003, and, accordingly, Macronix will be permitted to redeem all outstanding Bonds after that date.

•
During any time that the conversion right is suspended or during the nine trading days after the date set to determine the shareholders entitled to receive the annual dividend payment or, if during the annual shareholders meeting no annual dividends were declared, the nine trading days after the date of the annual shareholders meeting.

The term “closing price” for any trading day means the last reported transaction price, or, if no transaction takes place on such day, the average of the closing bid and asked prices of common shares for such day as furnished by a leading independent securities firm licenses to trade on the Luxembourg Stock Exchange selected from time to time by Macronix for that purpose.

The “prevailing rate” for the translation of closing prices of the common shares shall be arithmetic average of the middle rate for the purchase of U.S. dollars with NT dollars quoted by the Bank of Taiwan at the close of business on each day of the relevant 30 consecutive trading day period. The term “trading day” means a day on which the Taiwan Stock Exchange is open for business.

Redemption for Taxation Reasons. Macronix may redeem the Bonds, at its option, in whole but not in part, if, due to changes in taxation in the Republic of China that occurred after February 1, 2000, Macronix must pay additional amounts in excess of the additional amounts ordinarily payable with respect to tax deductions or withholding, which is currently at a rate of 20% of the amount of the relevant payment of principal, premium (if any) and interest with respect to the Bonds, and it cannot avoid such obligation despite taking reasonable measures available to it. The Indenture requires Macronix to pay additional amounts with respect to any deduction or withholding for Republic of China taxes on payments of principal, premium (if any) and interest in order to ensure that Bondholders receive the amounts that would have been receivable in the absence of Republic of China taxation, withholding or deduction, except for certain exceptions contained in the Indenture.

Macronix may redeem the Bonds due to these changes in Republic of China taxation,

•	at 100% of the principal amount together with the Redemption Premium if the date for redemption is on or before February 1, 2003, and

•	thereafter at 100% of the principal amount,

in each case, together with interest accrued but unpaid.

Macronix may not, however, redeem the Bonds due to these changes in Republic of China taxation if the redemption date is during a time period that the conversion right is suspended or during the nine trading days after the date set to determine the shareholders entitled to receive the annual dividend payment or, if during the annual shareholders’ meeting no annual dividends were declared, the nine trading days after the date of the annual shareholders’ meeting.

The Indenture requires Macronix to give notice of such redemption for taxation reasons not more than 60 and not less than 30 days before the redemption date. However, Macronix may not provide notice of such redemption for taxation reasons earlier than 90 days prior to the earliest date on which it would be obliged to pay such additional amounts due to changes in Republic of China taxation were a payment on the Bonds then due.

Redemption at the Option of Holders. On February 1, 2003, Bondholders may require Macronix to redeem the Bonds, at their option, in whole or in part (meaning any portion of the principal amount of the Bonds which is U.S.$1,000 or any integral multiple thereof), at 121.422% of the principal amount of the Bonds, together with interest accrued but unpaid to the date of redemption. The Indenture requires Bondholders to give notice of their exercise of the redemption option not more than 60 and not less than 30 days before the redemption date. Macronix issued the notice of the commencement of the optional redemption period to Bondholders on November 29, 2002. The redemption option exercise period was due to expire on January 2, 2003. In this connection, pursuant to the First Supplemental Indenture, Macronix has extended the optional redemption exercise period for holders of the Bonds to deposit their Bonds with the Trustee pursuant to the provisions of the Indenture until January 14, 2003. Macronix will also permit holders of Bonds who have exercised the redemption option to withdraw any Bonds so deposited until January 14, 2003.

Redemption at Maturity. Macronix will redeem the Bonds on February 1, 2005 at 100% of the principal amount, together with the Redemption Premium and interest accrued but unpaid to the date of redemption, unless the Bonds are previously converted, redeemed or repurchased and cancelled.

Purchase at Option of Holders Upon a Change of Control

If Macronix experiences a “change of control” (as defined in the Indenture), it is required to make an offer to repurchase all outstanding Bonds at a repurchase price equal to 100% of the principal amount of the Bonds, together with interest accrued but unpaid up to the repurchase date and a premium (the “Repurchase Premium”) equal to an amount which will result in an annual yield to redemption to a Bondholder, after taking into account interest paid and accrued, of 7.50% per annum computed on a semi-annual internal rate of return bond equivalent basis from and including February 1, 2000, but excluding the repurchase date (calculated on the basis of a year of 360 days consisting of 12 months of 30 days each). If a change in control occurs, Bondholders will have the right, at their option, to require Macronix to repurchase all of the Bonds not called for redemption, or any portion of the principal amount of the Bonds that is equal to $1,000 or any greater integral multiple of $1,000 if properly tendered and not withdrawn by the Bondholder. The repurchase price would be 100% of the principal amount of the Bonds to be repurchased, together with interest accrued but unpaid to the repurchase date and the Repurchase Premium.

A “change of control” means the occurrence of any of the following events:

•
any “person” or group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of more than 50% of the total voting power of Macronix;

•
Macronix consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person (or any person consolidates with, or merges with or into, Macronix), pursuant to a transaction in which Macronix’s voting shares are converted into or exchanged for cash, securities or other property, except a transaction where (a) Macronix’s voting shares are converted into or exchanged for voting shares of the surviving or transferee corporation (other than voting shares that mature or are redeemable for cash or debt securities prior to the maturity date of the Bonds) and (b) immediately after such transaction no “person” or “group” is the “beneficial owner” directly or indirectly, of more than 50% of the total voting power of the surviving or transferee corporation; or

•
at any time during any consecutive two-year period, the following persons cease for any reason to constitute a majority of the board of directors of Macronix: (a) individuals who at the beginning of such period constituted the board of directors of Macronix or (b) any new directors whose election by the board of directors of Macronix or whose nomination for election by Macronix’s shareholders was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved.

“Beneficial owner” will be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that the term will include, with respect to any securities, any person having the right to acquire those securities, whether immediately or after the passage of time, upon the happening of an event or otherwise.

Resale of Bonds

The Bonds were originally issued in private placements, inside the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. When sold, the Bonds were “restricted securities” under Rule 144. Under Rule 144(k), if at least two years has elapsed since “restricted securities” were acquired by holders who are not affiliates of the issuer, the securities may be freely resold by non-affiliates without restriction. Bondholders should seek their own legal advice in relation to the availability of the exemption under Rule 144(k), and no representation is made about the availability of the exemption under Rule 144(k).

Trading Market

The Bonds are listed on the Luxembourg Stock Exchange. This Offer may adversely affect the liquidity of, and consequently the market price for, the untendered Bonds that may remain outstanding after completion of the Offer.

EXCHANGE RATES

The following table sets forth the average, high, low and period-end Noon Buying Rates between NT dollars and U.S. dollars (in NT dollars per U.S. dollar) for the periods indicated:

Year ended December 31,	Average(1)	High	Low	At Period-end
1996	27.47	27.95	27.15	27.52
1997	28.78	33.25	27.34	32.80
1998	33.55	35.00	32.05	32.27
1999	32.32	33.40	31.39	31.39
2000	31.26	33.25	30.35	33.17
2001	33.82	35.13	32.23	35.00

2002:
January	35.03	35.08	34.94	34.99
February	35.07	35.11	34.99	35.11
March	35.02	35.10	34.95	35.00
April	34.92	35.01	34.72	34.72
May	34.45	34.72	34.05	34.05
June	33.89	34.07	33.46	33.46
July	33.27	33.76	32.85	33.61
August	33.88	34.24	33.52	34.24
September	34.57	34.98	34.12	34.92
October	34.95	35.16	34.75	34.75
November	34.67	34.82	34.46	34.76
December (through December 20)	34.80	34.89	34.74	34.80

Sources: Federal Reserve Bank of New York; Bloomberg L.P.

Note:

(1)	Average figures are the average of daily rates.

INFORMATION ABOUT MACRONIX

General

Macronix is an independent designer, producer and supplier of nonvolatile memory, logic and other application-specific integrated circuit products including system-on-a-chip, or SOC, solutions. It views itself as an integrated solutions provider, treating its clients as strategic partners and working closely with them in all aspects of product development to develop silicon chip solutions that meet their specific needs. These partners include Nintendo of Japan, with whom Macronix has had a relationship for over 10 years, and Hewlett-Packard of the United States, with whom Macronix has had a relationship for over five years. Examples of Macronix’s product offerings include mask ROM, flash, logic and SOC products. Macronix differentiates itself by its ability to offer a full range of in-house design, product and process engineering capabilities.

Internally, Macronix is organized into three strategic business units, each with its own end application focus:

•	the memory products unit, which encompasses the mask ROM, flash and EPROM areas;

•	the SOC unit, which focuses on the system-on-a-chip (including embedded memory) and foundry activities; and

•	the multimedia unit, which focuses on the logic products for the audio, video and networking markets.

Macronix generates its revenue from customers who are in the consumer electronics, computer and communications industries. For 2001, of Macronix’s total net sales, excluding sales made by agents, 66.6% was generated by its products for consumer electronics applications, 15.0% by its products for computer applications and 18.4% by its products for communications applications.

Macronix was incorporated in the Republic of China in 1989. Its principal executive offices are located at No. 16 Li-Hsin Road, Science-Based Industrial Park, Hsinchu, Taiwan, the Republic of China and its telephone number is (8863) 578-6688.

Additional information about Macronix’s business can be found in its periodic filings with the SEC, including its most recent annual report on Form 20-F, which was filed with the SEC on July 1, 2002. Please see “Available Information” and “Incorporation of Certain Documents by Reference” for more information.

Market Price Information

The Bonds

While the Bonds are listed on the Luxembourg Stock Exchange, to the knowledge of Macronix, the Bonds are traded infrequently in transactions arranged through market makers. Quotations for securities that are not widely traded, such as the Bonds, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to the current market prices, if any, for the Bonds.

The extent of the market for the Bonds following the consummation of the Offer will depend upon, among other things, the number of Holders remaining at such time and the interest in maintaining a market in the Bonds on the part of securities firms. To the extent that Bonds are tendered and accepted for payment in this Offer, the trading market for Bonds that remain outstanding may be even more limited than the market that currently exists. This might have an adverse effect on the liquidity of the Bonds. An issue of securities with a smaller float may command a lower price than would a comparable issue of securities with a greater float. Accordingly, the market price for Bonds that are not tendered or not purchased in this Offer may be adversely affected to the extent that the amount of Bonds purchased pursuant to this Offer reduces the float. The reduced float also will tend to make the trading prices of the Bonds that are not tendered or purchased more volatile. Accordingly, there can be no assurance that the trading market for the Bonds after consummation of the Offer will not be even more limited than that experienced prior to the Offer.

HOLDERS CONTEMPLATING ACCEPTING THE OFFER ARE URGED TO CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE ACCEPTING THE OFFER.

The Common Shares and ADSs

As of December 20, 2002, the conversion price of the Bonds is NT$41.3505 per share. This is equivalent to a conversion price of U.S.$1.19 per share. Macronix’s common shares have traded on the Taiwan Stock Exchange since March 15, 1995. Macronix’s American Depositary Shares, which each represent 10 common shares, have traded on the Nasdaq National Market under the symbol “MXICY” since May 9, 1996.

The table below presents, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the Taiwan Stock Exchange for our common shares and the highest and lowest of the daily closing values of the Taiwan Stock Exchange Index.

	Closing price per share(1)		Average daily trading volume	Taiwan Stock Exchange Index
	High	Low		High	Low
	(NT$)	(NT$)	(in thousands of shares)
2000: First Quarter Second Quarter Third Quarter Fourth Quarter	46.41 69.23 57.69 42.31	34.35 52.91 33.57 24.20	121,000 78,620 50,077 86,286	10,202 10,186 8,586 6,354	8,536 8,121 6,185 4,615
2001: First Quarter Second Quarter Third Quarter Fourth Quarter	40.21 36.71 32.91 27.18	30.28 27.97 15.27 14.55	101,000 35,498 34,427 92,208	6,104 5,609 4,887 5,551	4,895 4,769 3,494 3,446
2002: First Quarter Second Quarter Third Quarter Fourth Quarter (through December 20)	28.64 29.73 16.36 14.60	22.45 17.00 10.50 9.20	100,000 41,508 29,683 73,482	6,242 6,462 5,417 4,824	5,488 5,071 4,185 3,850

Source: Bloomberg L.P.

(1)	As adjusted retroactively by Bloomberg L.P. to give effect to stock dividends paid in the periods indicated.

On December 20, 2002, the last sales price of the common shares reported on the Taiwan Stock Exchange was NT$11.40 per common share.

The table below presents, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the Nasdaq National Market for our outstanding ADSs and the highest and lowest of the daily closing values of the Nasdaq Composite Index.

	Closing price per ADS(1)		Average daily trading volume	Nasdaq Composite Index
	High	Low		High	Low
	(U.S.$)	(U.S.$)	(in thousands of shares)
2000: First Quarter Second Quarter Third Quarter Fourth Quarter	20.15 25.03 20.52 14.41	12.63 19.25 11.93 8.83	85,075 117,051 127,670 59,631	5,048.62 4,446.45 4,274.67 3,568.90	3,727.13 3,164.55 3,656.30 2,332.70
2001: First Quarter Second Quarter Third Quarter Fourth Quarter	13.97 13.97 12.61 10.65 8.70	4.25 10.09 9.74 4.25 4.50	58,997 59,205 62,586 66,822 47,375	2,859.15 2,859.15 2,313.85 2,148.72 2,054.27	1,423.19 1,820.57 1,638.80 1,423.19 1,480.46
2002: First Quarter Second Quarter Third Quarter Fourth Quarter (through December 20)	8.09 8.55 4.92 4.09	6.18 5.31 3.00 2.73	75,640 40,851 45,835 56,037	2,059.38 1,862.62 1,448.36 1,487.94	1,716.24 1,423.99 1,172.06 1,114.11

Source: Bloomberg L.P.

(1)	As adjusted retroactively by Bloomberg L.P. to give effect to stock dividends paid in the periods indicated.

On December 20, 2002, the last sales price of the ADSs reported on the Nasdaq National Market was U.S.$3.16 per ADS.

United States Federal Income Tax Consequences

The following discussion addresses the material United States federal income tax considerations relating to this Offer. This summary is for general information only and does not address all aspects of United States federal income taxation that may be relevant to you in light of your personal circumstances. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed thereunder (“Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change without notice, possibly on a retroactive basis, or to differing interpretation. This summary addresses “United States Holders” and “Non-U.S. Holders” who hold Bonds as “capital assets” (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions; regulated investment companies; tax-exempt organizations; expatriates; insurance companies; traders or dealers in securities or currencies; custodians, nominees or similar financial intermediaries holding Bonds for others; persons that hold Bonds as a position in a hedging transaction, “straddle”, “conversion transaction” or other risk reduction transaction for tax purposes; persons who hold Bonds through a partnership or other pass through entity; or persons that have a “functional currency” other than the United States dollar. Macronix has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, this summary does not address any tax considerations that may arise under state, local or non-United States tax laws.

THE HOLDERS OF THE BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, the term “United States Holder” means the beneficial owner of a Bond that for United States federal income tax purposes is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions. The term “Non-U.S. Holder” means a beneficial owner of a Bond that is not a United States Holder.

Subject to certain exceptions, an individual may be deemed to be a United States resident (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the current calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal income tax as if they were United States citizens.

Purchase of Bonds Under the Offer

Except as set forth below under “Market Discount”, upon the purchase of a Bond under this Offer, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale and (ii) the United States Holder’s adjusted tax basis in the Bond. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. A United States Holder’s adjusted tax basis in a Bond generally will equal the cost of the Bond on the date of purchase increased by any market discount previously included in income pursuant to an election (as described in “Market Discount” below), and decreased by any amortizable bond premium which the Bondholder previously elected to deduct from gross income on an annual basis. Such capital gain or loss will be long-term if the United States Holder’s holding period is more than 12 months and will be short-term if the holding period is equal to or less than 12 months. For individual taxpayers, the deductibility of capital losses is subject to limitations.

Market Discount

United States Holders should be aware that a Bond which has been purchased after its original issue may be affected by the “market discount” rules of the Code. For this purpose, the market discount on a Bond generally will equal the amount, if any, by which the stated redemption price at maturity of the Bond immediately after its acquisition exceeds the United States Holder’s adjusted tax basis in the Bond. Subject to a de minimis exception, these provisions generally require a United States Holder who acquires a Bond at a market discount to treat as ordinary income any gain recognized on the disposition of that Bond to the extent of the accrued market discount on that Bond at the time of disposition. Alternatively, the United States Holder may elect to include accrued market discount in income over the life of the Bond. Under the de minimis exception, there is no market discount on a Bond if the market discount is less than .25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the Bond’s date of maturity.

In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the Bond at the time of acquisition, or, at the election of the United States Holder, under a constant yield method. Such an election will apply only to the Bond with respect to which it is made, and may not be revoked.

United States Holder of a Bond acquired at market discount may have elected to include the market discount in income as it accrued. The election to include market discount in income over the life of the Bond, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a United States Holder so elected, the rules discussed above with respect to ordinary income recognition resulting from the purchase of a Bond would not apply, and the Bond’s basis would be increased by the amount of the market discount previously included in income.

Amortizable Bond Premium

A United States Holder who purchased a Bond at a premium over its stated principal amount plus accrued interest, disregarding any premium attributable to the Bond’s conversion feature, generally may have elected to treat such premium as “Section 171 premium.” If such an election were made, (i) the amount required to be included in the United States Holder’s income each year with respect to interest on the Bond would have been reduced by the amount of Section 171 premium allocable to such year and (ii) each year a United States Holder’s basis in the Bond would have been reduced by the Section 171 premium allocable to such year. An election to amortize premium, once made, applies to all taxable debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If such an election were applicable with respect to a Bond, the United States Holder’s basis in the Bond would be less than it otherwise would have been so that more gain (or less loss) would be realized by the United States Holder upon disposition of the Bond.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on the disposition of a Bond unless the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder.

Such Non-U.S. Holder will, unless an applicable income tax treaty provides otherwise, be taxed on his or her net gain derived from the disposition under regular graduated United States federal income tax rates. A Non-U.S. Holder that is a foreign corporation may also be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty. An individual Non-U.S. Holder who is subject to U.S. tax so described above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States capital losses.

Information Reporting And Backup Withholding

Proceeds received from the disposition of Bonds by certain non-corporate U.S. Holders and Non-U.S. Holders may be subject to U.S. information reporting and backup withholding. A U.S. Holder generally will be subject to U.S. information reporting and backup withholding at a rate of 30% unless the recipient of the proceeds supplies an accurate taxpayer identification number, as well as certain other information, or otherwise qualifies for or establishes an exemption, in the manner prescribed by law. U.S. information reporting and backup withholding may also apply to Non-U.S. Holders that are not “exempt recipients” and that fail to provide certain information as may be required by United States law and applicable regulations. Any amount withheld under backup withholding is not an additional withholding tax and is generally allowable as a credit against the Holder’s federal income tax liability upon furnishing the required information to the IRS.

DEALER MANAGER; TENDER AGENT; FEES AND EXPENSES

Macronix has retained Credit Suisse First Boston (Hong Kong) Limited as the Dealer Manager in connection with this Offer. In its capacity as Dealer Manager, Credit Suisse First Boston (Hong Kong) Limited may contact holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Bonds. Macronix has agreed to pay the Dealer Manager a customary fee for its services as Dealer Manager. The Dealer Manager will also be reimbursed by Macronix for its reasonable expenses and indemnified by Macronix against certain liabilities and expenses in connection with this Offer, including certain liabilities under U.S. federal securities laws. Credit Suisse First Boston (Hong Kong) Limited has from time to time rendered, and continues to render, various investment banking services to Macronix and has received, and may receive, fees for rendering such services. In addition, subject to Rule 14e-5 of the Exchange Act, at any time Credit Suisse First Boston (Hong Kong) Limited and its affiliates may trade securities of Macronix for its own account or for the accounts of its customers and, accordingly, may hold positions in the Bonds at any time.

Macronix has retained The Bank of New York as the Tender Agent in connection with this Offer. Macronix has agreed to pay the Tender Agent a customary fee for its services as Tender Agent. The Tender Agent will also be reimbursed by Macronix for its reasonable expenses and indemnified by Macronix against certain liabilities and expenses in connection with this Offer, including certain liabilities under U.S. federal securities laws.

Directors, officers and regular employees of either Macronix and its affiliates (who will not be specifically compensated for such services), the Dealer Manager and the Tender Agent may contact holders of Bonds by mail, telephone, telex, telecopy, telegraph and personal interview regarding this Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Bonds.

Tendering holders of Bonds who tender their Bonds directly to the Tender Agent will not be obligated to pay brokers’ fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Bonds by Macronix pursuant to this Offer. Macronix will pay all fees and expenses of the Dealer Manager and the Tender Agent in connection with this Offer.

Holders of the Bonds will receive the full amount of the Repurchase Price. In the event that tendering holders of Bonds would be obligated to pay any Republic of China taxes on the payment of the repurchase price, Macronix will assume the tax liabilities and pay these taxes on behalf of the holders of the Bonds.

Brokers, dealers, commercial banks and trust companies will be reimbursed by Macronix for customary mailing and handling expenses incurred by them in forwarding material to their customers. Macronix will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Tender Agent) in connection with the solicitation of tenders of Bonds pursuant to this Offer.

MISCELLANEOUS

Pursuant to Rule 13e-4 under the Exchange Act, Macronix has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to this Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Available Information” and “Incorporation of Documents by Reference.”

This Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Bonds. This Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Bonds in any jurisdiction in which the making of this Offer or the acceptance thereof would violate the laws of such jurisdiction. Macronix is not aware of any jurisdiction where the making of this Offer is not in compliance with the laws of such jurisdiction. If Macronix becomes aware of any jurisdiction where the making of this Offer would not be in compliance with such laws, Macronix will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to this Offer. If, after such good faith effort, Macronix cannot comply with any such applicable laws, this Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Bonds residing in such jurisdiction.

Macronix has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Bonds in this Offer. Macronix has not authorized any person to give any information or to make any representations other than those contained in this Offer to Purchase and in the Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized by Macronix or any of its agents. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information or that there has been no change in the information set forth herein or in the affairs of Macronix since the date hereof.

MACRONIX INTERNATIONAL CO., LTD.

December 24, 2002

The Letter of Transmittal, properly completed and duly executed, together with certificates evidencing Bonds and any other required documents should be sent or delivered by holders of Bonds or their broker, dealer, commercial bank, trust company or other nominee to the Tender Agent at one of its addresses set forth below or the procedures for book-entry transfer of Bonds should be complied with. Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Tender Agent at one of its addresses or telephone numbers set forth below. Any beneficial owner owning interests in Bonds should contact such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer.

THE TENDER AGENT FOR THIS OFFER IS:

The Bank of New York

(In Luxembourg)

The Bank of New York
Corporate Trust Ops,
Reorganization Unit
101 Barclay Street
Floor 7E
New York, NY 10286
USA

Attention: Bernard Arsenec
Telephone No: (212) 815 5098
Facsimile No: (212) 298 1915
Email: barsenec@bankofny.com
The Bank of New York (Luxembourg) S.A. Aerogolf Center 1A Hoehenhof L-1736 Senningerberg Grand Duchy of Luxembourg

THE DEALER MANAGER FOR THIS OFFER IS:

Credit Suisse First Boston (Hong Kong) Limited

21/F Two Exchange Square
8 Connaught Place
Hong Kong

Attention: Julian Hall
Telephone No: (852) 2101-6939
Facsimile No: (852) 2101-7738
Email: julian.hall@csfb.com